Exhibit 99.2

Subject line: News Update from GCI

Today, GCI announced an agreement with Liberty Interactive Corporation. The details of the agreement can be found in the attached press release. A summary of the transaction and quotes from GCI CEO Ron Duncan are included below. Alaska press should direct questions to Heather Handyside 907-301-3481, hhandyside@gci.com

ANCHORAGE, AK (Date) - Today, General Communication, Inc. (“GCI”) and Liberty Interactive Corporation (“Liberty Interactive”) announced the signing of an agreement that will combine GCI’s business with certain assets and liabilities of the Liberty Ventures Group (“Liberty Ventures”) into a company to be called GCI Liberty.

“This transaction is a win for our shareholders, customers, and employees,” said Ron Duncan, GCI co-founder, president, and chief executive officer. “As part of a larger company, GCI will be even better positioned to compete, innovate, and serve Alaskans and our customers in the lower 48 states.”

“I am deeply proud of the contribution that GCI employees have made, and will make, to Alaska’s development as the 49th state. All of us at GCI are grateful for our customers’ support over the years, and we will continue to work hard to retain that support in the years ahead.”

GCI will remain a freestanding operation within GCI Liberty. GCI’s leadership team, brand, operations, and products and services will not change as a result of the transaction. GCI will remain headquartered in Anchorage.

GCI will be the largest operating asset in GCI Liberty’s portfolio of assets. GCI Liberty’s other assets will include a minority equity interest in Charter Communications, the second largest cable company in the United States.

GCI shareholders will receive $32.50 in GCI Liberty stock - $27.50 in common stock and $5.00 in a new preferred stock - for each share of GCI stock. The common and preferred stock of GCI Liberty will be publicly traded.

“This transaction, including the name GCI Liberty, recognizes the value created by the entire GCI team as we deployed advanced communications technology and services throughout Alaska over the past 38 years,” Duncan said. “The leaders of Liberty Interactive know us, respect how we operate, and believe that we will continue to grow value for customers and shareholders. Our culture, leadership, and focus on Alaska will continue as strong as ever.”

“We are pleased to announce this transaction with GCI,” said Greg Maffei, Liberty Interactive President and CEO. “GCI is the largest communications provider in Alaska, generates solid cash flow, and is a strong fit with the largest assets in Liberty Ventures.”

This transaction is subject to regulatory review and is expected to close in the first quarter of 2018.

Media contact
Heather Handyside, GCI
907-301-3481, hhandyside@gci.com

Forward-Looking Statement Disclosure
The foregoing contains forward-looking statements regarding GCI’s expected results that are based on management’s expectations as well as on a number of assumptions concerning future events. Actual results might differ materially from those projected in the forward-looking statements due to uncertainties and other factors, many of which are outside GCI’s control. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained in GCI’s cautionary statement sections of Forms 10-K and 10-Q filed with the Securities and Exchange Commission.

Additional Information
Nothing in the foregoing shall constitute a solicitation to buy or an offer to sell shares of GCI Liberty, GCI common stock or any of Liberty Interactive’s tracking stocks. The offer and sale of shares in the proposed transactions will only be made pursuant to GCI Liberty’s effective registration statement. Liberty Interactive stockholders, GCI stockholders and other investors are urged to read the registration statement and the joint proxy statement/prospectus to be filed regarding the proposed transactions and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information about the proposed transactions. Copies of these SEC filings are available free of charge at the SEC’s website (http://www.sec.gov). Copies of the filings together with the materials incorporated by reference therein are also available, without charge, by directing a request to Liberty Interactive Corporation, 12300 Liberty Boulevard, Englewood, Colorado 80112, Attention: Investor Relations, Telephone: (720) 875-5420. GCI investors can access additional information at ir.gci.com.

Participants in a Solicitation
The directors and executive officers of Liberty Interactive and GCI and other persons may be deemed to be participants in the solicitation of proxies in respect of proposals to approve the proposed transactions. Information regarding the directors and executive officers of Liberty Interactive is available in its definitive proxy statement, which was filed with the SEC on July 8, 2016, and certain of its Current Reports on Form 8-K. Information regarding the directors and executive officers of GCI is available as part of its Form 10-K filed with the SEC on March 2, 2017. For other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be available in the proxy materials regarding the foregoing to be filed with the SEC. Free copies of these documents may be obtained as described in the preceding paragraph.